EX-99.1

          PRESS RELEASE
                                  EXHIBIT 99.1

               PATHMARK STORES, INC., RECEIVES BONDHOLDER APPROVAL
                   & FILES PREPACKAGED PLAN OF REORGANIZATION

         Company Receives $75 Million In DIP Financing and a Commitment for $600 Million In Exit Financing From The Chase Manhattan Bank

                Court Proceeding To Have No Impact on Operations;
                           Trade Creditors Unimpaired

CARTERET, NJ July 12, 2000 - Pathmark Stores, Inc., announced that over 99% of the dollar amount of bonds voted have agreed to accept its proposed prepackaged plan of reorganization (the "Plan"). Accordingly, as planned, the Company has filed a petition for relief under Chapter 11 of the Bankruptcy Code seeking to implement the Plan in the U.S. Bankruptcy Court for the District of Delaware. The Company said that it expects to complete the reorganization proceeding in 45 to 75 days.

Under the Plan, trade creditors will not be impaired and will continue to be paid in the ordinary course of business. In addition, there will be no impact on Pathmark's employees or customers, as no stores will be closed or sold and no layoffs will be implemented. As previously announced, the agreement provides that upon consummation of Pathmark's reorganization, current holders of the Company's bond indebtedness will receive 100% of the common stock of the Company and warrants to purchase additional shares of common stock. The ownership percentage excludes shares issuable upon the exercise of options granted in connection with the Company's long term management incentive plan.

Jim Donald, Chairman, President and Chief Executive Officer of Pathmark Stores, Inc., said, "The strong support of our bondholders for our prepackaged plan demonstrates their belief that Pathmark's operations are healthy, valuable and have great potential. With nearly $1 billion less debt, the newly reorganized Pathmark, trading as a public company, will be able to invest increased amounts in our business, enabling us to renovate and open new stores and compete more effectively."

In support of the Plan, Pathmark has entered into an agreement with The Chase Manhattan Bank for a $75 million debtor-in-possession ("DIP") financing facility. Additionally, as previously announced, Chase has committed to provide $600 million of Exit Financing. The DIP financing, which is subject to Court approval, will enable Pathmark to continue normal operations during the restructuring proceedings. The Exit Financing will be used to repay Pathmark's existing credit facilities in full and provide approximately $200 million of liquidity for post-reorganization operations.

Pathmark Stores, Inc., is a regional supermarket company currently operating 136 supermarkets primarily in the New York - New Jersey and Philadelphia metropolitan areas.


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The matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially form future results expressed or implied by such forward-looking statements. For additional information about the Company and its various risk factors, see the Company's most recent Form 10-K dated January 29, 2000, as filed with the Securities and Exchange commission on April 28, 2000, and its form 10-Q dated April 29, 2000, as filed on June 13,
2000 and other documents as filed with the Securities and Exchange Commission.




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